                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-31342

PROSPECTUS SUPPLEMENT NO. 21 DATED MAY
25, 2001 TO PROSPECTUS DATED APRIL 6,
2000, AS SUPPLEMENTED ON APRIL 17, 2000,
APRIL 25, 2000, MAY 8, 2000, MAY 22,
2000, MAY 30, 2000, JUNE 9, 2000, JUNE
21, 2000, JULY 5, 2000, JULY 19, 2000,
JULY 27, 2000, AUGUST 16, 2000, AUGUST
24, 2000, SEPTEMBER 1, 2000, SEPTEMBER
18, 2000, OCTOBER 2, 2000, OCTOBER 16,
2000, NOVEMBER 17, 2000, DECEMBER 15,
2000, JANUARY 23, 2001 AND JANUARY 31,
2001

                      [I2 LOGO]              i2 TECHNOLOGIES, INC.

    $350,000,000 5 1/4% Convertible Subordinated Notes due December 15, 2006
                                      and
     9,211,580 Shares of Common Stock Issuable upon Conversion of the Notes

     The information contained in the table appearing under the heading "Selling Securityholders" on pages 35-37 of the prospectus, as supplemented prior to the date of this prospectus supplement, with respect to the Selling Securityholders named below is hereby deleted and restated with the following information:

                                                                                                  SHARES OF
                                                              PRINCIPAL AMOUNT   PERCENTAGE OF   COMMON STOCK
                                                               OF NOTES THAT         NOTES       THAT MAY BE
NAME OF SELLING SECURITYHOLDER                                  MAY BE SOLD       OUTSTANDING      SOLD (1)
------------------------------                                ----------------   -------------   ------------
Boilermaker-Blacksmith Pension Trust........................    $   400,000             *           10,527
CALAMOS Convertible Fund -- CALAMOS Investment Trust........             --            --               --
CALAMOS Convertible Growth and Income Fund  --
  CALAMOS Investment Trust..................................             --            --               --
CALAMOS Convertible Portfolio -- CALAMOS Advisors Trust.....             --            --               --
CALAMOS Global Convertible Fund -- CALAMOS
  Investment Trust..........................................             --            --               --
Champion International Corporation Master Retirement
  Trust.....................................................        400,000             *           10,527
City of Knoxville Pension System............................             --            --               --
Delta Airlines Master Trust.................................             --            --               --
Goldman, Sachs & Company....................................      3,223,000             *           84,825
Greek Catholic Union II.....................................             --            --               --
Kettering Medical Center Funded Depreciation Account........             --            --               --
Knoxville Utilities Board Retirement System.................             --            --               --
Merrill Lynch, Pierce, Fenner and Smith Inc. ...............      1,299,000             *           34,188
Morgan Stanley & Company....................................     12,100,000           3.5%         318,457
Port Authority of Allegheny County Retirement and Disability
  Allowance Plan for the Employees Represented by Local 85
  of the Amalgamated Transit Union..........................             --            --               --
SPT.........................................................             --            --               --
The Dow Chemical Company Employees' Retirement Plan.........             --            --               --
The Fondren Foundation......................................             --            --               --
Unifi, Inc. Profit Sharing Plan and Trust...................         35,000             *              921
United Food and Commercial Workers Local 1262 and Employers
  Pension Fund..............................................             --            --               --
Van Waters & Rogers, Inc. Retirement Plan (f.k.a. Univar
  Corporation)..............................................             --            --               --

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 *  Indicates less than one percent

(1) Assumes full conversion of the notes held by each holder at the rate of
    26.3188 shares per each $1,000 in principal amount of notes.